Exhibit 99.1

Idaho General Mines, Inc. - AMEX: GMO
1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

CORRECTED: IDAHO GENERAL MINES ANNOUNCES THE COMPLETION OF THE MT. HOPE BANKABLE FEASIBILITY STUDY INDICATING AN ESTIMATED PROJECT NET PRESENT VALUE OF $1.4 BILLION

A typographical error occurred in the table associated with Net Present Value at $10/lb flat price, which has been corrected in this release.

LAKEWOOD, COLORADO - August 30, 2007, Idaho General Mines (AMEX:GMO) announced the completion of the Mt. Hope Bankable Feasibility Study (the “Bankable Feasibility Study” or “Study”), which supports the viability and robust economics of the Company’s Mt. Hope molybdenum property. Highlights of the Bankable Feasibility Study included:

•	Net Present Value (NPV) of $1.4 billion for the Mt. Hope project;
•	Internal Rate of Return (IRR) of over 37% and capital payback of 2.0 years;
•	Molybdenum production of 38.3 million pounds annually over the first five years;
•	Direct operating costs of $4.42 per pound over the first five years;
•	Average grades of 0.100% molybdenum processed over the first five years;
•	1.3 billion pounds contained molybdenum within Proven and Probable reserves; and a
•	44 year mine life including 32 years of mining operations and 12 years of low-grade production.

Bruce D. Hansen, Chief Executive Officer, said, “We believe the results of this study continue to illustrate the significant value of the Mt. Hope project. Based on an increase in our anticipated production rates by over 15%, we see growth in expected value that more than offsets the increased capital required. The estimated NPV of $1.4 billion continues to compare favorably to our fully-diluted market capitalization of $429.3 million. We believe the Company will provide value to our investors given the Company’s current nearly 70% valuation discount to the NPV of Mt. Hope and the unique growth opportunity that Hall-Tonopah provides.

“The Study indicates that Mt. Hope’s Proven and Probable reserves contain 1.31 billion pounds of molybdenum at an average grade over its 44 year life of 0.068%.

“Mt. Hope will utilize proven technologies and is located in Nevada, where the permitting process is comparatively well defined, allowing the Company to benefit from excellent pre-existing infrastructure and access to a significant mining workforce in the area. Over the next two years, we expect to continue to evolve the Mt. Hope project including necessary permitting, financing and construction. We anticipate placing long-lead equipment orders beginning in the fourth quarter of this year and receiving the required permits in the first quarter of 2009. With construction estimated to take 18-20 months, we expect to emerge as one of the lowest cost primary molybdenum producers in the second half of 2010.”

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The Bankable Feasibility Study was completed by M3 Engineering & Technology Corp and supported by Independent Mining Consultants (IMC), SRK Consulting, and Mountain States Research and Development (MSRDI), as well as other independent consulting companies.

PROJECT ECONOMICS

The Company consulted with CPM Group, an independent commodities research and consulting firm, to utilize their extensive analysis and research of the molybdenum market that examined both expected supply and demand of the metal over the next ten years. Based largely on this analysis, the Company is confident that demand growth for molybdenum will remain robust and that prices will remain elevated over the next ten years. Forecasted real prices through 2016, estimated by CPM Group, as well as non-inflation adjusted costs have been utilized in the Company’s NPV calculations of Mt. Hope and are contained in the table below.

CPM Group Price Forecast
Production Year	Real $	Nominal $
1	$28.00	$31.72
2	$24.00	$28.14
3	$22.00	$26.64
4	$19.50	$24.41
5	$16.00	$20.76
6	$14.50	$19.44
7	$13.50	$18.68

Mt. Hope’s NPV remains highly levered to changes in the molybdenum price. A 20% increase in price per pound, for example, results in a 43% increase in NPV ($2.0 billion versus $1.4 billion).

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Project NPV values were also calculated using non-escalated flat rate prices. At $15 per pound, the Mt. Hope project has an estimated NPV of over $1 billion, an increase of nearly 20% compared to the Company’s prior estimate of $840 million at lower throughput levels. Flat rate price sensitivities are provided below.

Price Per Moly Lb	NPV at 10% ($ Millions)	IRR (%)
$10.00	$83	11.5%
$15.00	$1,001	24.7%
$20.00	$1,837	34.5%
$25.00	$2,694	43.4%
$30.00	$3,550	51.6%
$35.00	$4,407	59.1%

CAPITAL AND OPERATING COSTS

Project capital of approximately $852 million is expected to be required to develop Mt. Hope, excluding working capital and bonding requirements. Increases from the previous estimate of $600-$700 million are primarily due to costs associated with mine expansion (approximately $100 million), a re-classification of first year sustaining capital to initial capital (approximately $50 million), price escalation (approximately $25 million) and further labor and housing requirements identified in the Feasibility Study (approximately $25 million).

Sustaining capital is expected to be $635 million over the life of the mine, or approximately $14 million per year. Increases in sustaining capital from prior estimates are primarily related to price escalation in mining equipment and additional equipment needed to sustain higher mining rates.

Operating costs per pound molybdenum are expected to be $4.42 per pound on average in the first five years of production, $4.67 per pound over the first ten years of production, and $6.05 per pound for the life of the mine. Total cash costs per pound, inclusive of royalties, which vary as a function of price, and reclamation and closure costs, are expected to be $5.57 per pound on average in the first five years, $5.60 per pound over the first ten years, and $6.94 per pound for the life of mine based on the CPM moly price projections.

Mt. Hope’s economics are comparatively less sensitive to changes in capital or operating costs. Fore example, a 20% change in initial capital costs would decrease expected NPV by less than 10% while a 20% change in operating costs would decrease expected NPV by less than 14%.

MOLYBDENUM PRODUCTION AND MINING RATES

Based on the study, molybdenum production at Mt. Hope is anticipated to average 38.3 million pounds per year over the first five years of production and 36.1 million pounds per year over the first ten years of production. Estimated production, grades, mill recoveries and roasting recoveries are provided in the table below.

Average Annual Payable Metals	5 Years	10 Years	32 Years	44 Years
Average Mill Grade	0.100%	0.094%	0.086%	0.068%
Mill Recovery (%)	87.7	87.4	86.4	85.8
Leach and Roaster Recovery (%)	99.2	99.2	99.2	99.2
Molybdenum (millions of pounds)	38.3	36.1	29.5	25.5

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Pre-stripping at Mt. Hope is anticipated to begin in 2009 with the first ore scheduled to the mill in the third quarter of 2010. Annual high grade ore delivered to the mill is expected to vary from 19.8 to 23.2 million tons. Total material moved is expected to average 261,600 tons per day (95.5 million tons per year), with daily mill production averaging 60,625 tons per day (22.1 million tons per year).

Proven and Probable Reserves
Reserves, U.S. SEC Definitions
	Tons (Millions)	Grade (%)	Contained Pounds (Millions)
Proven	189.675	0.083	314.86
Probable	776.251	0.065	1,009.13
Proven & Probable	965.926	0.068	1,313.66
Cutoff Grade at 0.034%
Mineralized Material is tabulated at the internal cutoff at $10.00/lb Moly
Internal cutoff covers the cost to process the material

M3 Conclusions

•	The results of the feasibility study indicate that the Mount Hope project is technically feasible. The mining and process methods are typical and do not require any specialized technology.

•
Project economics at current molybdenum prices are better than favorable.  The economic base-case analysis results in a 37.3% IRR and $1,394 million NPV and is most sensitive to molybdenum prices.  The base case prices from CPM Group are considered reasonable forecasts.  In addition, M3 considered a price range of minus 20% to plus 20% from the base case prices in the sensitivity analysis.  Price sensitivity was also performed covering a wide range of constant Molybdenum prices.  All sensitivities studied indicate positive economics.

•	M3 concludes that the capital costs are reasonable considering recent increases in labor and worldwide equipment and commodity prices. The capital costs are comparable to like sized projects.

•
M3 finds that the project location is fortuitous in that it is situated in the middle of the Nevada mining district and is within 1.5 miles of a paved highway, near a 230kV electrical substation, and with sustainable ground water resources.  The climate is moderate and the mill and tailings site locations are on a reasonable and constructable site.  The water rights for the project have been acquired or are being acquired at the time of this study.  Additionally, a public airport capable of landing business jet aircraft is within 10 miles of Mount Hope.

•
The feasibility study indicates that the environmental permits are obtainable within schedule. The permitting requirements have been defined and scheduled.  The EIS contractor and the BLM have been performing to the project schedule. The baseline studies required for the EIS are substantially complete.

•
The project schedule is reasonable assuming early engineering, prevailing equipment procurement lead times and the permit schedule. The ball mills, SAG mill and mining shovels drive the project schedule and should be procured as soon as possible.  An early release of basic engineering will provide the opportunity to expedite construction mobilization in early 2009.

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ADDITIONAL INFORMATION

For additional information contained in the Mt. Hope Bankable Feasibility Study, please see the condensed executive summary that has been provided on the Company’s website under the Investors tab.

A conference call will be held today, August 30, 2007 at 4pm Eastern (2pm Mountain) to discuss the Study’s results. Call-in information is provided below. Corresponding slides are provided on the Company’s website under the Investors tab. Additionally, a listen-only webcast will simultaneously run on the Company’s website, also under the Investors tab.

Conference Call Details
Dial-in Number	866.713.8565
Int’l Dial-in Number	617.597.5324
Passcode	Idaho General Mines

Replay	888.286.8010
Replay Passcode	2442 3167

Forward-Looking Statements
Statements herein that are not historical facts, such as expected project NPV, planned throughput capacity and rates, future molybdenum production, future permitting expectations, estimates of the volume and grade of mineral deposits, estimates of capital costs, and future production levels and time periods are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to raise required financing, metals price and production volatility, exploration risks and results, political risks, project development risks, including, without limitation, changes in planned work resulting from weather, logistical, technical or other factors, uncertainties involved in the interpretation of results and other tests and the estimation of reserves and resources, the possibility that required permits may not be obtained on a timely manner or at all, the possibility that capital and operating costs may be higher than currently estimated, the possibility that the estimated recovery rates may not be achieved, risk of accidents, equipment breakdowns or other anticipated difficulties or interruptions, the possibility of cost overruns or unanticipated expenses in work programs or mine closures, and the risk of environmental contamination. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-QSB and 10-KSB on file with the SEC. The Company undertakes no obligation to update forward-looking statements.

Contact Information:
Seth Foreman - Investor Relations	(303) 928-8591	sforeman@igmines.com
Website: http://www.igmines.com/	Email: info@igmines.com

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